Exhibit 10.5

SERVICING AGREEMENT
between
RESIDENTIAL CAPITAL, LLC
and
MHPOOL HOLDINGS LLC
dated as of
September 30, 2008

SERVICING AGREEMENT
          THIS SERVICING AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2008, among Residential Capital, LLC, a Delaware limited liability company (“ResCap”), on behalf of itself and its controlled Affiliates (as defined in the Purchase Agreement (as defined below)) and MHPool Holdings LLC, a Delaware limited liability company (“Buyer”), on behalf of itself and Subsidiary.
RECITALS
          A. ResCap, DOA Holding Properties, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of ResCap, DOA Properties IIIB (KB Models), LLC, a Delaware limited liability company and a subsidiary of Holdings (“Subsidiary”) and Buyer entered into that certain Purchase Agreement, dated as of September 30, 2008 (the “Purchase Agreement”), pursuant to which, on the Closing Date, Buyer purchased from ResCap, and ResCap sold to Buyer, the Interests.
          B. The parties desire to enter into this Agreement on the terms and subject to the conditions set forth herein.
          C. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Agreement to Provide Services.
          1.1. Agreement. ResCap hereby agrees to provide, or cause its controlled Affiliates to provide, or use its commercially reasonable efforts to cause other third parties to provide, to Subsidiary and Buyer, the Services (as defined below) with the same degree of care, skill, and diligence and in substantially the same manner as such services have been obtained by Subsidiary or any of the Prior Owners with respect to the Subject Assets during the six-month period ended September 30, 2008 (from ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) (the “Required Servicing Standard”); provided, however, that ResCap may only use third parties to provide Services so long as such third parties (or similar third parties) provided such Services (directly or indirectly) to Subsidiary as of the Closing Date. The term “Prior Owners” means, collectively, DOA Properties III (Models), LLC and GMAC Model Home Finance, LLC.
          1.2. Services. As used in this Agreement, the term “Services” means all services obtained by Subsidiary or a Prior Owner with respect to the Subject Assets during the six-month period ended September 30, 2008 (from ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) that are necessary or advisable, in the reasonable judgment of Buyer, to own, operate and maintain the Subject Assets as owned, operated and maintained by Subsidiary or a Prior Owner during the six-month period ended September 30, 2008, including, without limitation, the services described in the schedules attached hereto (the “Schedules”).
          1.3. Change in Services. Any material change in the manner in which the Services are provided (a “Material Change in Service”), including any change in the employees or third parties providing such Services, shall require Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. To the fullest extent practicable, Buyer shall receive a written request for consent from ResCap at least five business days prior to any proposed Material Change in Service, together with reasonable documentation describing the material terms of such proposed Material Change in Service. Notwithstanding the foregoing, Buyer acknowledges that certain Material Changes in Service may be outside of ResCap’s control (“Involuntary Changes”), including the resignation of any employee or the termination by any third party service provider of its provision of services to ResCap, and that any Involuntary Change shall not require Buyer’s prior written consent; provided, that (i) ResCap shall confer with Buyer in determining the appropriate course of conduct in addressing any Involuntary Changes and (ii) ResCap shall obtain Buyer’s written consent (not to be unreasonably withheld, delayed or conditioned) prior to taking any action in response to such Involuntary Change that, if taken, would constitute a Material Change in Service.
     2. Payment of Services.
          2.1. Service Costs. From Closing until the thirty (30) day anniversary thereof, ResCap shall bear all costs of providing the Services. Thereafter, in consideration for each Service, Buyer shall reimburse ResCap as set forth on Schedule I hereto.
          2.2. Invoicing of Service Costs. During the applicable term of each Service, ResCap shall invoice Buyer for the Applicable Service Cost promptly after the end of each calendar month during such term. Buyer shall include with each invoice a reasonably detailed description of the Services performed, the costs charged, and such other details as may be necessary to support the invoice. All undisputed invoices shall be paid by Buyer to ResCap by wire transfer of immediately available funds not later than sixty (60) calendar days after receipt by Buyer of ResCap’s invoice, in accordance with the wiring instructions provided by ResCap to Buyer.
          2.3. Service Cost Disputes. In the event that Buyer has a good faith dispute with regard to any costs invoiced by ResCap hereunder, Buyer shall provide ResCap with written notice of such dispute, together with a reasonably detailed explanation of such dispute, at or prior to the time payment would have otherwise been due, and Buyer may withhold payment of any disputed amounts pending resolution of the dispute. Buyer’s failure to pay amounts disputed in accordance with the preceding sentence shall not be grounds for a claim of breach or suspension of the provision of Services by ResCap, its controlled Affiliates or any third party service provider.
          2.4. Records and Inspection. During the term of this Agreement, ResCap shall maintain complete and accurate records of the Services provided, costs invoiced to Buyer and payments made thereunder. All such records shall be available for inspection by Buyer or its representative.
     3. Relationship between the Parties.
          3.1. Independent Contractors. ResCap, its controlled Affiliates and any third party service providers in the performance of the Services, shall be acting as independent contractors to Subsidiary and Buyer and its Affiliates, and not as partners, joint venturers or agents of Buyer. Neither ResCap nor Buyer intends to create by this Agreement an employer-employee relationship. Each of ResCap, its controlled Affiliates and any third party service providers, on the one hand, and Subsidiary and Buyer, on the other hand, shall retain control over their respective personnel, and their respective employees shall not be considered employees of the other. Except as expressly provided pursuant to any signing authority granted pursuant to any power of attorney or written consent of the board of directors of Buyer, neither ResCap, any of its controlled Affiliates or any third party service providers, on the one hand, nor Subsidiary or Buyer, on the other hand, shall have any right, power or authority to create any obligation, express or implied, on behalf of the other pursuant to this Agreement.
          3.2. Cooperation. ResCap shall, and shall cause its controlled Affiliates to, and shall use its commercially reasonable efforts to cause its, employees, agents, representatives, third party service providers and subcontractors to, cooperate fully with Buyer, its Affiliates and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to Buyer and its Affiliates. Buyer shall and shall use its commercially reasonable efforts to cause its respective employees, agents, representatives and subcontractors to, cooperate fully with ResCap, its controlled Affiliates and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to Buyer.
          3.3. Steering Committee. As promptly as practicable, ResCap and Buyer shall form a steering committee (the “Steering Committee”), which shall consist of two individuals, one of whom shall be nominated by ResCap and one of whom shall be nominated by Buyer. Subject to Section 1.3, to the fullest extent practicable, ResCap shall keep the Steering Committee reasonably informed of all proposed changes to the provision of Services and consult with the Steering Committee prior to taking any such action that would reasonably be expected to adversely affect the provision of Services hereunder.

     4. Service Standard; Compliance with Laws.
          4.1. Service Standard. ResCap shall, or shall cause its controlled Affiliates to, or shall use its commercially reasonable efforts to cause its third party service providers to, provide the Services.
          4.2. Compliance With Laws. Neither ResCap nor any of its controlled Affiliates shall violate any applicable Laws in connection with its performance of the Services.
          4.3. Third Party Service Provider. In each instance hereunder where ResCap shall use a third party service provider to provide the Services, ResCap shall use its commercially reasonably efforts to cause such third party service providers to provide the Services in accordance with the Required Servicing Standard and other applicable terms hereof. Notwithstanding the foregoing, any failure of any such third party service provider to perform any Services in accordance with the Required Servicing Standard or other applicable terms hereof shall constitute a breach by ResCap of the Requisite Servicing Standard or such other term, as the case may be, and Subsidiary and Buyer shall be entitled to the remedies provided in this Agreement with respect to such ResCap breach.
     5. Service Disruptions. If ResCap, its controlled Affiliates’ or any third party service provider’s performance of any Services is interrupted in whole or in part for any reason for more than three (3) full Business Days, then Subsidiary and Buyer has the right (in addition to any other remedies available under this Agreement or by Law), at ResCap’s sole cost and expense, to make commercially reasonable arrangements to procure such interrupted Services from an alternative source for the period and to the extent reasonably necessitated by such interruption, or, if longer, for the duration of the contract entered into with such alternative source (provided, that Buyer shall use commercially reasonable efforts to limit the duration of the contract with such alternate source to the shortest period of time that is reasonably practical).
     6. Indemnification.
          6.1. Buyer Indemnity. Buyer shall indemnify, defend and hold harmless ResCap, its controlled Affiliates and its and their respective officers, directors, managers, partners, members, employees, successors and assigns (collectively, the “ResCap Indemnified Parties”) from and against all Losses arising out of any third party claims in connection with or arising from the performance of the obligations of ResCap and its controlled Affiliates under this Agreement, except to the extent such Losses arise out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under this Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.
          6.2. ResCap Indemnity. ResCap shall indemnify, defend and hold harmless Buyer, its Affiliates (including, for the avoidance of doubt, Subsidiary) and its and their respective officers, directors, managers, partners, members, employees, successors and assigns (collectively, the “ Buyer Indemnified Parties”) from and against all Losses arising out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under this Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.
          6.3. Procedure. The indemnified party shall promptly notify the indemnifying party of any action for which an indemnified party intends to claim indemnification hereunder (provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from its indemnification obligations, except to the extent (and only to the extent) that the indemnifying party is prejudiced by such failure). The indemnified party agrees that that the indemnifying party will have the right to assume and control the defense or settlement of such action, with counsel chosen by the indemnifying party and reasonably acceptable to the indemnified party; provided, however, that (i) if the indemnifying party assumes the defense of any action, it shall have conclusively established its obligation to indemnify the indemnified party with respect to such action and (ii) the indemnifying party shall not enter into any settlement or compromise of any such claim in the event such settlement or compromise imposes any liability or obligation on the indemnified party without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnified party agrees to cooperate in all reasonable respects with the indemnifying party and its legal representatives in the investigation and defense of any action covered by indemnification hereunder.
          6.4. Limitation of Liability. NEITHER RESCAP NOR BUYER SHALL BE REQUIRED TO INDEMNIFY THE OTHER OR THE OTHER’S CONTROLLED AFFILIATES FOR ANY EXEMPLARY, PUNITIVE, TREBLE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, LOST PROFITS OR INTERNAL COSTS; PROVIDED HOWEVER, THAT, IF ANY INDEMNIFIED PARTY IS HELD LIABLE PURSUANT TO A THIRD-PARTY CLAIM FOR ANY OF SUCH DAMAGES AND THE INDEMNIFYING PARTY IS OBLIGATED TO INDEMNIFY SUCH INDEMNIFIED PARTY UNDER SECTION 6.1 OR SECTION 6.2 OF THIS AGREEMENT, THEN THE INDEMNIFYING PARTY SHALL BE LIABLE FOR AND OBLIGATED TO REIMBURSE THE INDEMNIFIED PARTY FOR SUCH DAMAGES.
     7. Term and Termination.
          7.1. Term. This Agreement shall be effective from and after the Closing Date and continue until the earlier of (i) the date on which all Services have been terminated in accordance with the terms hereof and (ii) the dissolution of Buyer. This Agreement shall terminate automatically (without further action by any of the parties hereto) at the end of the term set forth in the preceding sentence. ResCap shall provide, or cause to be provided to, Buyer and Subsidiary each Service until the earlier to occur of (i) the date on which Buyer notifies ResCap in writing to terminate such Service pursuant to Section 7.2 hereof and (ii) the dissolution of Buyer.

          7.2. Termination of Services. Buyer may terminate its right to receive any particular Service for any or no reason by providing ResCap not less than thirty (30) days’ prior written notice setting forth the termination date for such Service.
          7.3. Obligations on Termination. Upon any termination of this Agreement or any Service, (i) ResCap shall cooperate, and cause its controlled Affiliates to cooperate, and shall use its commercially reasonably efforts to cause its third party service providers to cooperate, with all reasonable requests by Buyer in connection with the transition of such Services, including the transfer and retention of records and data pertaining to the Services or the Subsidiary to Buyer or its designees (in a mutually agreed industry standard electronic format), (ii) ResCap shall return to Buyer or, to the extent permitted by applicable Law, destroy, at Buyer’s option, all Confidential Information (including data) relating to the Subsidiary or the Services that is in ResCap’s, any of its controlled Affiliates’ or any third party service provider’s possession or control; (iii) no party hereto shall be relieved of any liability for any breach or nonfulfillment of any of its obligations hereunder with respect to such Service prior to termination of such Service; and (iv) Section 2 (as to any unpaid amounts), Sections 6, 8 and 9 and this Section 7 shall survive any termination of this Agreement or of any Service.
     8. Confidentiality.
          8.1. Confidential Information. As used in this Agreement, “Confidential Information” means any and all non-public information, in any form, furnished or made available directly or indirectly by one party hereto or any of its Affiliates (the “Disclosing Party”) to the other hereto or any of its Affiliates or third party service providers (the “Receiving Party”) pursuant to this Agreement, and in the case of Buyer as the Disclosing Party the term Confidential Information shall also include any non-public information concerning Buyer, any of its Affiliates (including, without limitation, Subsidiary) or any of the Subject Assets.
          8.2. Obligations of Confidentiality. The Receiving Party shall protect the Confidential Information of the Disclosing Party by using the same degree of care to prevent the unauthorized use, dissemination, or publication of such Confidential Information as the Receiving Party uses to protect its own Confidential Information of a similar nature, but in no event shall the Receiving Party use less than a reasonable standard of care in its treatment of such Confidential Information. The Receiving Party shall use the Confidential Information solely for the purposes contemplated by this Agreement, and shall limit its disclosure of such Confidential Information to those employees, other personnel and third party service providers who have a need to know such Confidential Information for such purposes and who are informed of the confidential nature of such Confidential Information and directed to use, hold and protect such Confidential Information in accordance with this Agreement. The Receiving Party shall be responsible for any breach of this Section 8.2 by any Person to whom it discloses or provides access to Confidential Information.
     8.3. Exclusions.

          (a) This Agreement imposes no obligation upon the Receiving Party with respect to Confidential Information which (i) is or becomes a matter of public knowledge without violation of this Agreement by the Receiving Party or any other Person to whom the Receiving Party disclosed or provided access to the Confidential Information of the other party or of its Affiliates; (ii) is received on a non-confidential basis by the Receiving Party from a third party that, to the knowledge of the Receiving Party, is rightfully in possession of, and with a right to make an unrestricted disclosure of, such information; or (iii) is independently developed by the Receiving Party without the use of Confidential Information disclosed by the Disclosing Party.
          (b) If the Receiving Party is required (by applicable law, rule or regulation or a subpoena, court order, similar judicial process, regulatory agency, Governmental Entity, self-regulatory organization or stock exchange rule) to disclose any Confidential Information, the Receiving Party will, to the extent consistent with legal and regulatory requirements: (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement, (ii) reasonably consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such requirement and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Information which the Receiving Party is required to disclose and to reasonably cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
          8.4. Ownership of Confidential Information. Neither the Receiving Party nor any of its controlled Affiliates or third party service providers shall obtain any rights with respect to the Confidential Information of the Disclosing Party, and in all cases the Disclosing Party shall retain all right, title and interest in its Confidential Information.
          8.5. Return of Confidential Information. Upon termination of this Agreement, or at any time upon request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party or, to the extent permitted by applicable Law, destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party that is in the possession or under the control of the Receiving Party or any of its controlled Affiliates or third party service providers (including all copies thereof).
     9. General Provisions.
          9.1. Miscellaneous Provisions. Sections 8.1, 8.2, 8.5, 8.8, 8.9, 8.10, 8.11 and 8.12 of the Purchase Agreement shall apply to this Agreement mutatis mutandis as if set forth herein.
          9.2. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that Buyer may assign or delegate, in whole or in part, its rights and obligations under this Agreement to any one or more of its Affiliates so long as Buyer remains responsible for the performance of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than ResCap, Buyer and each of its controlled Affiliates, successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that, the Buyer Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) and the ResCap Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) shall be third party beneficiaries of such Sections of this Agreement, entitled to enforce those specified provisions hereof.
          9.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          9.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
          9.5. Disputes. Any controversy or dispute arising out of this Agreement (each, a “Dispute”), including, without limitation, any dispute under Section 2.3 hereof, shall be submitted to the Steering Committee. If the Steering Committee fails to reach unanimous agreement on the resolution of such Dispute within twenty (20) Business Days, then either ResCap or Buyer may seek remedies under Delaware law, and in connection therewith, such Dispute shall be brought in the Chancery Court of the State of Delaware, any other state court of the State of Delaware or the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 of the Purchase Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
          9.6. Entire Agreement. This Agreement (including the Schedules hereto), the Purchase Agreement and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
          9.7. Force Majeure. Subject to Section 5 of this Agreement, neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2) to the extent such delay or failure is attributable to any cause beyond its reasonable control, including any act of God, fire, earthquake, failures of its computers or electronic transmissions (but solely to the extent outside its reasonable control), strike or other labor disputes, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance with the least possible delay. For the avoidance of doubt, Buyer shall not be obligated to pay ResCap or any of its controlled Affiliates for Services during the period of time when ResCap is not providing, or causing to be provided, such Services.
          9.8. Conflicts. In case of conflict between the terms and conditions of this Agreement and the Purchase Agreement, the Purchase Agreement shall control.
          9.9. Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
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     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

RESIDENTIAL CAPITAL, LLC, on behalf of itself and its controlled Affiliates
By:	/s/ James Young
	Name:	James Young
	Title:	Chief Financial Officer

MHPOOL HOLDINGS LLC, on behalf of itself and Subsidiary
By:

By:	/s/ Ronald J. Kravit
	Name:	Ronald J. Kravit
	Title:	Vice President

Schedule I
SERVICES TO BE PROVIDED
•	Employees, including support of asset managers from ResCap’s Special Assets Group and internal ResCap legal counsel;

•	Third party professional service providers, including legal;

•	Cash management services;

•	IT services;

•	Accounting services;

•	Insurance;

•	Use of the Richmond, Virginia headquarters facility, the Dallas, Texas servicing facility and/or such other facilities as determined by ResCap; provided, however, that if there is a material reduction in the performance of Services at the Richmond, Virginia or Dallas, Texas facility, taken as a whole, then ResCap’s designation of replacement facilities to perform such Services shall require Buyer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned; and

•	Such other Services as may be necessary or incidental to own, operate and maintain the Subject Assets for the benefit of Buyer consistent with the ordinary course of business consistent with past practice relating to the Subject Assets.
PRICING
•	$300 per month per REO model; plus

•	For all models under lease as of the end of the applicable calendar month, 30 basis points per annum on value allocated to such models as per Exhibit C of the Purchase Agreement; plus

•	Reimbursement for direct, out-of-pocket costs and expenses incurred during the applicable calendar month in connection with providing for Services, including, without limitation, taxes, utilities, insurance premiums, fees and expenses of outside counsel, accountants, and other outside professionals and advisors, and all costs and fees incurred in pursuing any insurance claims (including costs of professional adjusters).

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